Media Relations Contact Kara Leiterman, Schneider M 920-370-7188 leitermank@schneider.com For additional or story assistance, please contact Kara Leiterman, Media Relations Manager M 920-370-7188 leitermank@schneider.com Investor Relations Contact Steve Bindas, Schneider 920-357-SNDR (7637) investor@schneider.com schneider.com/news Schneider National, Inc. announces quarterly dividend GREEN BAY, Wis. (November 1, 2023) – Schneider (NYSE: SNDR), a premier multimodal provider of transportation, intermodal and logistics services, announced today that on October 30, 2023, its Board of Directors declared a quarterly cash dividend of $0.09 per share on its Class A and Class B common stock, payable to shareholders of record as of December 8, 2023. The dividend is expected to be paid on January 8, 2024. About Schneider Schneider is a premier multimodal provider of transportation, intermodal and logistics services. Offering one of the broadest portfolios in the industry, Schneider’s solutions include Regional and Long-Haul Truckload, Expedited, Dedicated, Bulk, Intermodal, Brokerage, Warehousing, Supply Chain Management, Port Logistics and Logistics Consulting. With over $6.6 billion in annual revenue, Schneider has been safely delivering superior customer experiences and investing in innovation for over 85 years. The company’s digital marketplace, Schneider FreightPower®, is revolutionizing the industry giving shippers access to an expanded, highly flexible capacity network and provides carriers with unmatched access to quality drop-and-hook freight – Always Delivering, Always Ahead. For more information about Schneider, visit Schneider.com or follow the company socially on Facebook, LinkedIn and Twitter: @WeAreSchneider. Source: Schneider SNDR -END-